Exhibit 99.1
ECHOSTAR CORPORATION NAMES MICHAEL DUGAN PRESIDENT AND CEO
     ENGLEWOOD, Colo. — Nov. 18, 2009 — EchoStar Corporation (Nasdaq: SATS) announced today that Michael T. Dugan has been named the company’s president and CEO, positions formerly held by Charles Ergen. Mr. Ergen will remain chairman of EchoStar Corporation.
     Mr. Dugan currently serves on the board of directors for EchoStar and previously served in several executive roles, including president and chief operating officer, at the combined company from 1990-2004 prior to EchoStar’s spinoff from DISH Network Corporation in January 2008.
     “Mike was the chief architect behind the technological foundation for EchoStar and DISH Network, and I am pleased to welcome him back into the company he helped build,” said Mr. Ergen. “Having Mike on board, along with the current executive management, establishes a highly seasoned team for leading EchoStar’s endeavors in deploying advanced set-top box technologies and delivering satellite services worldwide.”
     Mr. Dugan began his EchoStar career as vice president of engineering for the subsidiary that later became EchoStar Technologies L.L.C.
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About EchoStar Corporation
EchoStar Corporation (Nasdaq: SATS) provides equipment sales, digital broadcast operations, and satellite services that enhance today’s digital TV lifestyle, including products from Sling Media, Inc., a wholly owned subsidiary. Headquartered in Englewood, Colo., EchoStar has 25 years of experience designing, developing and distributing award-winning television set-top boxes and related products for pay television providers and is creating hardware and service solutions for cable, telco, IPTV and satellite TV companies. EchoStar includes a network of 10 digital broadcast centers and leased fiber optic capacity with points of presence in approximately 160 U.S. cities. EchoStar also delivers satellite services through nine satellites and related FCC licenses. Visit www.echostar.com.
Media Contact:
Marc Lumpkin, marc.lumpkin@echostar.com, 303-706-5236